Exhibit 10.2
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
ORAGENICS, INC.

(Document Number P96000091949)

Pursuant to the provisions of Section 607.1006, Florida Statutes, Oragenics, Inc. (the “Corporation”) has adopted the following Articles of Amendment to its Articles of Incorporation:

FIRST:      The name of the Corporation is Oragenics, Inc.

SECOND:             The following amendment to the Articles of Incorporation was adopted by the Corporation:

The first paragraph of Article II of the Articles of Incorporation of the Corporation be and hereby is revoked, declared null and void and of no further effect and, in lieu thereof, the paragraph below is adopted, approved and ratified, with the remainder of Article II remaining unchanged:

“Capital Stock. The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is Three Hundred Twenty Million (320,000,000), consisting of (i) Three Hundred Million (300,000,000) shares of common stock, par value $.001 per share (the “Common Stock”), and (ii) Twenty Million (20,000,000) shares of preferred stock, no par value (the “Preferred Stock”).”

THIRD:                 The amendment was unanimously approved and adopted by the Corporation’s Board of Directors on August 12, 2009 and approved and adopted by the shareholders on October 28, 2009.  The number of votes cast for the amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, the President of the Corporation, has executed these Articles of Amendment this 28th day of October, 2009.

/s/ David B, Hirsch David Hirsch, President